UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2011

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure

AMERIGROUP Corporation (the “Company”) will host its annual Investor Day on Friday, September 16, 2011 at the Grand Hyatt Hotel in New York, New York. During the event, the Company’s senior management will make presentations concerning, among other things, the Company’s business expansion opportunities, industry trends and financial performance. During the course of the presentation, management will also provide information relating to its early observations on third quarter medical costs as well as discuss its outlook parameters for 2011.

In its second quarter earnings release, the Company reported that there were emerging signs that medical cost trends had begun to move up from the unusually low levels experienced in prior quarters. Based on paid claims data through August 31, 2011, the Company now believes that medical cost trends have moved up further.

Today, the Company has revised its full-year 2011 health benefits ratio range to 83.9% to 84.9% from its previous range of 83.1% to 84.1%, reflecting its expectation for higher medical cost trends in the year.

The Company is revising its 2011 parameter for the selling, general and administrative ratio range to 7.9% plus or minus 20 basis points from its previous expectation of 7.8% plus or minus 20 basis points, primarily reflecting the impact of start-up costs related to the recently announced expansion in Texas.

The Company continues to expect its net income margin to be within its long-term range of 2.5% to 3.5%, but is removing the previous clarifying statement as to where within the range.

Finally, the Company is lowering its expectation for the diluted share count range to 50 – 51 million from its previous range of 53 – 54 million based on the impact anticipated from increased share repurchase activity, lower dilution from outstanding options, and the reduced dilution from the convertible notes and associated warrants.

	Current Parameters	Previous Parameters
	As of Sept. 15, 2011	As of July 29, 2011
Total revenues percentage growth	upper single digits	upper single digits
Health benefits ratio	83.9% — 84.9%	83.1% — 84.1%
Selling, general & administrative ratio	7.9% plus or minus 20 bps	7.8% plus or minus 20 bps
Net income margin	2.5% — 3.5%	Upper-end of range of 2.5% — 3.5%
Dilutive shares outstanding	50 — 51 million	53 — 54 million

The Company will webcast the presentations by the Company’s management team beginning at 8:30 a.m. EDT on Friday, September 16, 2011. To access the broadcast, listeners should go to the investors’ page of the Company’s website, www.amerigroupcorp.com, approximately 10 minutes prior to the event. For those unable to listen to the live broadcast, a 30-day online replay will be available approximately three hours following the conclusion of the live broadcast.

This Form 8-K contains certain ''forward-looking’’ statements, including those with respect to our 2011 outlook, that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry, including the impact of recently enacted healthcare reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

The information furnished pursuant to this Item 7.01 shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

September 15, 2011	By:	James W. Truess

Name: James W. Truess
Title: Executive Vice President and Chief Financial Officer